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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:  Keystone Institutional Trust



Address of Principal Business Office (No. & Street, City, State, Zip Code):

200 Berkeley Street, Boston, Massachusetts 02116-5034



Telephone Number (including area code):  (617) 338-3200



Name and address of agent for service of process:

Rosemary D. Van Antwerp, Esquire

200 Berkeley Street, Boston, Massachusetts 02116-5034



Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES     X                 NO

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                                   SIGNATURES



         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 6th day of December, 1995.





                                              KEYSTONE INSTITUTIONAL TRUST



                                              By: /s/ Albert H. Elfner, III
                                                      -----------------------
                                                      Albert H. Elfner, III
                                                      President







Attest: /s/ Melina M.T. Murphy
            -------------------
            Melina M.T. Murphy
            Assistant Secretary












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